EXHIBIT 5.1



                              CASSIDY & ASSOCIATES
                               1504 R Street, NW
                              Washington, DC 20009
                                  202/387-5400

                               February 22, 1999


Board of Directors
Aspac Communications, Inc.
2049 Century Park East, Suite 1200
Los Angeles, California 90067

Gentlemen:

This opinion letter is submitted to you in conformance with Item 601 of Regulation S-B of the Securities and Exchange Commission with respect to the registration on Form S-8 (the "Registration Statement") by Aspac Communications, Inc. a Delaware corporation, ("the Company") of 25,000 shares of Common Stock, $.0001 par value per share ("the Shares"), to be issued to Amy Ming Zhang.

We have examined the original, certified, conformed, photostatic, electronic, facsimile or other forms of such corporate records, resolutions, certificates, authorizations or other documents as we have considered relevant to our opinion. In all such examinations, we have assumed the genuineness of all signatures on original documents and the conformity to originals and certified documents of all copies submitted to us as conformed, photostatic, electronic or facsimile copies. In reviewing corporate records and other documents, we have assumed the accuracy of those records and documents. We have consulted with such officers, directors, employees, and advisors of the Company in regard to questions of material fact as we have considered relevant to our opinion, and have relied upon the accuracy and completeness of the statements and representations of such persons. We have examined such laws, statutes, judicial or administrative decrees, interpretations and opinions, and such other sources as we have considered material to the legal issues relevant to our opinion.

Based upon and in reliance on the foregoing, we are of the opinion that the Shares have been duly authorized for issue and that the Shares, when issued as authorized by the Board of Directors of the Company, will be duly authorized and validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion letter in the Registration Statement to be filed with the Securities and Exchange Commission.



Sincerely,

Cassidy & Associates



By
  James Michael Cassidy, Esq.